Exhibit 99.1

MSG NETWORKS INC. REPORTS

FISCAL 2021 SECOND QUARTER RESULTS

Fiscal 2021 second quarter revenues of $146.2 million

Fiscal 2021 second quarter operating income of $65.7 million

Fiscal 2021 second quarter adjusted operating income of $73.8 million

NEW YORK, N.Y., February 4, 2021 - MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fiscal second quarter ended December 31, 2020.

Due to the COVID-19 pandemic, in March 2020, the 2019-20 NHL and NBA seasons were suspended. The leagues resumed play several months later, with the New York Rangers and Islanders participating in the NHL’s return to play. The NHL and NBA subsequently completed their seasons in September and October 2020, respectively, which impacted each league’s 2020-21 regular season. The NBA started its regular season on December 22, 2020 with a reduced schedule of 72 games, while the NHL regular season began on January 13, 2021 and has been reduced to a 56-game schedule. In the fiscal 2021 second quarter, the Company aired nine NBA telecasts as compared with 181 NBA and NHL telecasts in the prior year period.

For the fiscal 2021 second quarter, MSG Networks Inc. generated revenues of $146.2 million, a decrease of 22% as compared with the prior year period. In addition, the Company generated operating income of $65.7 million, a decrease of 6%; adjusted operating income of $73.8 million, a decrease of 4%; and net income of $41.5 million, an increase of 4%; all as compared with the prior year period.(1)

President and CEO Andrea Greenberg said, “With the 2020-21 NBA and NHL seasons underway, our schedule is once again filled with sports content from our teams. Despite the daily challenges of producing live games during this pandemic, we’ve remained focused on our long-term strategic objectives, including capitalizing on new opportunities to engage with fans.”

Fiscal Year 2021 Second Quarter Results (In thousands, except per share data)	Three Months Ended December 31,
2020
Revenues	$146,239
Operating income	65,712
Adjusted operating income	73,780
Net Income	41,523
Diluted EPS	$0.72

(1)	See page 3 of this earnings release for the definition of adjusted operating income included in the discussion of non-GAAP financial measures.

Summary of Reported Results from Operations

Fiscal 2021 second quarter total revenues of $146.2 million decreased 22%, or $41.5 million, as compared with the prior year period. Affiliation fee revenue decreased $16.1 million, primarily due to the impact of a decrease in subscribers of approximately 7.5% and, to a lesser extent, unfavorable affiliate adjustments of $4.9 million recorded in the current year quarter, the absence of a $2.3 million favorable affiliate adjustment recorded in the prior year quarter and the impact of the previously disclosed non-renewal with a small Connecticut-based distributor as of October 1, 2020.(2) This was partially offset by higher affiliation rates.

Advertising revenue decreased $24.4 million primarily due to the delayed start of the 2020-21 NBA and NHL regular seasons, resulting in nine NBA telecasts in the fiscal 2021 second quarter compared with a regular NBA and NHL telecast schedule in the prior year period.

Other revenues decreased $1.0 million primarily due to the delayed start of the 2020-21 NBA and NHL regular seasons.

Direct operating expenses of $57.0 million decreased 32%, or $27.0 million, as compared with the prior year period driven by lower rights fees expense and, to a lesser extent, a decrease in other programming and production-related costs. The decline in rights fees expense was primarily due to the impact of the NHL’s shortened 56-game schedule for the 2020-21 regular season and, to a lesser extent, the impact of the delayed start of the 2020-21 NBA and NHL regular seasons, partially offset by the impact of annual contractual rate increases. The decrease in other programming and production-related costs primarily reflects the impact of the delayed start of the 2020-21 NBA and NHL regular seasons.

Selling, general and administrative expenses of $21.7 million decreased 32%, or $10.3 million, as compared with the prior year period, primarily due to lower advertising sales commissions and advertising and marketing expenses.

Operating income of $65.7 million decreased $4.3 million, or 6%, and adjusted operating income of $73.8 million decreased $3.3 million, or 4%, both as compared with the prior year period, primarily due to the decrease in revenues, largely offset by the decrease in direct operating expenses and, to a lesser extent, the decrease in selling, general and administrative expenses.

About MSG Networks Inc.

MSG Networks Inc., a pioneer in sports media, owns and operates two award-winning regional sports and entertainment networks and a companion streaming service that serve the nation’s number one media market, the New York DMA, as well as other portions of New York, New Jersey, Connecticut and Pennsylvania. The networks feature a wide range of compelling sports content, including exclusive live local games and other programming of the New York Knicks, New York Rangers, New York Islanders, New Jersey Devils and Buffalo Sabres, as well as significant coverage of the New York Giants and Buffalo Bills. This content, in addition to a diverse array of other sporting events and critically acclaimed original programming, has established MSG Networks as the gold standard in regional sports.

(2)	The approximately 7.5% year-over-year rate of subscriber decline excludes the impact of the previously disclosed non-renewal with a small Connecticut-based distributor as of October 1, 2020.

Non-GAAP Financial Measures

We define adjusted operating income, which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to adjusted operating income, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns      Ari Danes, CFA

Communications     Investor Relations

(212) 465-6442       (212) 465-6072

Conference Call Information:

The conference call will be Webcast today at 10:00 a.m. ET at investor.msgnetworks.com

Conference call dial-in number is 877-883-0832 / Conference ID Number 7719946

Conference call replay number is 855-859-2056 / Conference ID Number 7719946 until February 11, 2021

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Revenues	$146,239	$187,730	$303,602	$348,711
Direct operating expenses	57,033	84,065	122,105	152,725
Selling, general and administrative expenses	21,692	32,022	44,219	54,342
Depreciation and amortization	1,802	1,680	3,630	3,407

Operating income	65,712	69,963	133,648	138,237
Other income (expense):
Interest income	488	906	965	2,834
Interest expense	(5,143)	(9,934)	(10,362)	(20,749)
Debt refinancing expense	—	(2,764)	—	(2,764)
Other components of net periodic benefit cost	(206)	(258)	(413)	(516)

	(4,861)	(12,050)	(9,810)	(21,195)

Income from operations before income taxes	60,851	57,913	123,838	117,042
Income tax expense	(19,328)	(17,949)	(47,304)	(34,011)

Net income	$41,523	$39,964	$76,534	$83,031

Earnings per share:
Basic	$0.72	$0.66	$1.34	$1.23
Diluted	$0.72	$0.66	$1.33	$1.22
Weighted-average number of common shares outstanding:
Basic	57,415	60,452	57,287	67,758
Diluted	57,721	60,825	57,550	68,144

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director stock plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Operating income	$65,712	$69,963	$133,648	$138,237
Share-based compensation expense	6,266	5,440	10,893	10,099
Depreciation and amortization	1,802	1,680	3,630	3,407

Adjusted operating income	$73,780	$77,083	$148,171	$151,743

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2020	June 30, 2020
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$283,660	$196,837
Accounts receivable, net	95,526	105,549
Related party receivables, net	6,978	14,190
Prepaid income taxes	225	461
Prepaid expenses	20,010	11,063
Other current assets	4,150	4,541

Total current assets	410,549	332,641
Property and equipment, net	7,912	8,758
Amortizable intangible assets, net	28,553	30,283
Goodwill	424,508	424,508
Operating lease right-of-use assets	14,538	17,153
Other assets	35,641	37,460

Total assets	$921,701	$850,803

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$309	$2,115
Related party payables	2,203	1,472
Current portion of long-term debt	48,234	37,229
Current portion of operating lease liabilities	5,405	5,492
Income taxes payable	2,438	641
Accrued liabilities:
Employee related costs	10,159	14,187
Other accrued liabilities	7,716	10,116
Deferred revenue	2,172	2,753

Total current liabilities	78,636	74,005
Long-term debt, net of current portion	1,019,660	1,043,780
Long-term operating lease liabilities	11,037	13,780
Defined benefit and other postretirement obligations	25,208	25,860
Other employee related costs	5,470	5,149
Other liabilities	1,498	1,536
Deferred tax liability	248,064	239,542

Total liabilities	1,389,573	1,403,652

Commitments and contingencies
Stockholders’ Deficiency:
Class A Common Stock, par value $0.01, 360,000 shares authorized; 43,460 and 43,122 shares outstanding as of December 31, 2020 and June 30, 2020, respectively	643	643
Class B Common Stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of December 31, 2020 and June 30, 2020	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	14,166	12,731
Treasury stock, at cost, 20,799 and 21,137 shares as of December 31, 2020 and June 30, 2020, respectively	(450,053)	(457,363)
Accumulated deficit	(24,738)	(100,792)
Accumulated other comprehensive loss	(8,026)	(8,204)

Total stockholders’ deficiency	(467,872)	(552,849)

Total liabilities and stockholders’ deficiency	$921,701	$850,803

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Six Months Ended December 31,
	2020	2019
Net cash provided by operating activities	$105,254	$74,021
Net cash used in investing activities	(2,533)	(1,758)
Net cash used in financing activities	(15,898)	(182,772)

Net increase (decrease) in cash and cash equivalents	86,823	(110,509)

Cash and cash equivalents at beginning of period	196,837	226,423

Cash and cash equivalents at end of period	$283,660	$115,914

Free Cash Flow

	Six Months Ended December 31,
	2020	2019
Net cash provided by operating activities	$105,254	$74,021
Less: Capital expenditures	(2,533)	(1,758)

Free cash flow	$102,721	$72,263

Capitalization

December 31, 2020
Cash and cash equivalents	$283,660
Credit facility debt(a)	1,072,500

Net debt	$788,840

Reconciliation of operating income to AOI for the trailing twelve-month period(b)
Operating Income	$290,379
Share-based compensation expense	20,029
Depreciation and amortization	7,386

Adjusted operating income	$317,794

Leverage ratio(c)	2.5x

(a)	Represents aggregate principal amount of the debt outstanding.
(b)	Represents reported adjusted operating income for the trailing twelve-month period.
(c)	Represents net debt divided by adjusted operating income for the trailing twelve-month period, which differs from the covenant calculation contained in the Company’s credit facility.